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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 215 to Registration Statement File Nos. 333-198448/811-04001 on Form N-4 of our report dated March 27, 2014, relating to the financial statements and financial highlights comprising each of the Investment Divisions of Metropolitan Life Separate Account E and our report dated March 27, 2014, relating to the consolidated financial statements and financial statement schedules of Metropolitan Life Insurance Company and subsidiaries, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
October 29, 2014